SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   February 29, 2016

EMAV HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
_____________________________________________

DELAWARE	000-53492	26-3167800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Main Street, Suite 300
Irvine, California 92614
(Address of Principal Executive Offices)

(949) 851-5996
(Registrant's telephone number including area code)

(Former name or former address, if changed since last report)
_____________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into a Material Definitive Agreement.

On 29 February 2016 EMAV Holdings, Inc. (the "Company") entered into, closed, and funded a financing transaction by entering into a Securities Purchase Agreement (the "Purchase Agreement") with EMA Financial, LLC, a Delaware limited liability company ("EMA Financial"). Pursuant to the Purchase Agreement, EMA Financial purchased from the Company a Convertible Promissory Note (the "Note", and together with the Purchase Agreement, the "Transaction Documents") in the aggregate principal amount of $86,000.00 (the "Principal Amount"), and delivered net proceeds of $74,900 to the Company.

The Principal Amount bears interest at 6% per annum. All outstanding principal and accrued interest on the Note is due and payable on the maturity date, which is 01 March 2017 (the "Maturity Date"). EMA may extend the Maturity Date by providing us with written notice at least 5 days before the Maturity Date. However, EMA may only extend the Maturity Date for up to an additional one-year period. Any amount of principal or interest that is due under the Note, which is not paid by the Maturity Date, will bear interest at the rate of 24% per annum until it is paid (the "Note Default Interest"). Further, we are obligated to reduce the Principal Amount by 50% on or before 28 July 2016, either through (i) accessing the funds under the Equity Purchase Agreement we described in our 8-K we filed 28 December 2015; or, (ii) subsequent financing closed by the Company. Should we fail to do so, the then outstanding principal amount will be increased by 200%.

The Note is convertible into shares of the Company's common stock ("Common Stock") at any time at the discretion of EMA Financial at a conversion price per share equal to the lesser of: (a) the closing price of the Common Stock on the day before the conversion; or, (b) 50% of the lowest trading price for the common stock during the 30-days of trading ending on the latest complete trading day prior to the date of conversion (the "Conversion Price"). The Conversion Price is subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar transactions and subject to the terms of the Transaction Documents. We agreed to reserve that number of shares of Common Stock equal to 70% of our authorized shares of Common Stock not otherwise issued. The number of shares Common Stock reserved are the same shares we reserved under the Convertible Promissory Note we disclosed in our Current Report filed on Form 8-K on 10 February 2016. As such, there is no increase in the number of shares of Common Stock from the earlier Convertible Promissory Note.

The Note may be repaid in whole at any time. The repayment amount is subject to a premium on the outstanding principal balance of 150%. If the Company fails to meet its obligations under the terms of the Note the Note shall become immediately due and payable and subject to penalties provided for in the Note.

 All amounts due under the Note become immediately due and payable by us upon the occurrence of an event of default, including but not limited to (i) our sale of all or substantially all of our assets, (ii) our failure to pay the amounts due at maturity, (iii) our failure to issue shares of Common Stock upon any conversion of the Note, (iv) our breach of the covenants, representations or warranties under the Note, (v) our appointment of a trustee, (vi) a judgment against us in excess of $50,000 (subject to a 20 day cure period), (vii) our liquidation, (viii) the filing of a bankruptcy petition by us or against us, (ix) our failure to remain current in our reporting obligations under the Securities Exchange Act of 1934, (x) the delisting of our Common Stock from the OTCQB or equivalent exchange, (xi) a restatement of our financial statements for any period from two years prior to the Note until the Note has been paid in full, or (xi) our effectuation of a reverse stock split without 20 days prior written notice to EMA Financial.

The foregoing descriptions of the Note and Purchase Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the Note and Purchase Agreement. A copy of the form of the Note and Purchase Agreement is attached hereto as Exhibit 4.1 and 10.1, respectively, and are incorporated herein by reference.

Item 2.03                          Creation of a Direct Financial Obligation.

The information provided in Item 1.01 is incorporated by reference in this Item 2.03.

Item 3.02                          Unregistered Sales of Equity Securities.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02. The foregoing securities under the Purchase Agreement were offered and sold without registration under the Securities Act of 1933 (the "Securities Act") in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state laws.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The following exhibits are furnished with this report:

Exhibit No.	Exhibit Description

4.1	Convertible Promissory Note, dated 29 February 2016

10.1	Securities Purchase Agreement, dated 29 February 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 04 March 2016		EMAV HOLDINGS, INC.

	By:	/s/ Keith A. Rosenbaum
KEITH A. ROSENBAUM,
Chief Executive Officer